UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
                    (c) and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No.5)*


                              COMPUWARE CORPORATION
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)


                                   205638-10-9
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                | | Rule 13d-1(b)
                                | | Rule 13d-1(c)
                                |X| Rule 13d-1(d)


       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
    Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
                            (however, see the Notes)

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                                  SCHEDULE 13G

                              CUSIP No. 205638-10-9


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peter Karmanos, Jr.
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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                5.   SOLE VOTING POWER

                     18,122,735
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -0-
    EACH        ----------------------------------------------------------------
  REPORTING     7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH             8,997,385
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     6,056,250
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,122,735
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.4616%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

                              CUSIP No. 205638-10-9


Item 1(a)     Name of Issuer:
              Compuware Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
              One Campus Martius, Detroit, MI 48226-5099

Item 2(a)     Name of Person Filing:
              Peter Karmanos, Jr.

Item 2(b)     Address of Principal Business Office or, if None, Residence:
              One Campus Martius, Detroit, MI 48226-5099

Item 2(c)     Citizenship:
              United States

Item 2(d)     Title of Class of Securities:
              Common Stock, $.01 par value

Item 2(e)     CUSIP Number:
              205638-10-9

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
              Not applicable.

Item 4.       Ownership.
                    (a)    Amount Beneficially Owned (as of December 31, 2007):
                           18,122,735

                    (b)    Percent of Class: 6.4616%

                    (c)    Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote - 18,122,735

                           (ii)    shared power to vote or to direct the vote -
                                   0

                           (iii) sole power to dispose or to direct the disposition of - 8,997,385

                           (iv) shared power to dispose or to direct the disposition of - 6,056,250

Item 5.       Ownership of Five Percent or Less of a Class.
              Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              Not applicable.

Item 9.       Notice of Dissolution of Group.
              Not applicable.

Item 10.      Certifications.
              Not applicable.

                                  SCHEDULE 13G

                              CUSIP No. 205638-10-9


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 10, 2008

By:  /s/ Daniel S. Follis Attorney-In-Fact
         (a power of attorney is on file with the Commission)

For  Peter Karmanos, Jr.
     --------------------------------------
     Daniel S. Follis
     VP & Associate General Counsel